Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-271392 on Form S-1 of our report dated March 31, 2023 (June 1, 2023 as to effects of the reverse recapitalization described in Note 1), relating to the financial statements of Ocean Biomedical, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 14, 2023